Exhibit 99.1

JETBLUE AIRWAYS REPORTS AUGUST TRAFFIC

New York, NY (September 11, 2015) -- JetBlue Airways Corporation (NASDAQ: JBLU) reported its preliminary traffic results for August 2015. Traffic in August increased 6.7 percent from August 2014, on a capacity increase of 8.3 percent.

Load factor for August 2015 was 87.0 percent, a decrease of 1.3 points from August 2014. JetBlue’s preliminary completion factor was 98.9 percent and its on-time (1) performance was 74.0 percent. JetBlue’s preliminary passenger revenue per available seat mile (PRASM) for the month of August decreased approximately three percent year over year, which was negatively impacted by a late Labor Day this year. For the third quarter of 2015, PRASM is expected to change between negative half percent and positive half percent year over year.

JETBLUE AIRWAYS TRAFFIC RESULTS

	August 2015	August 2014	% Change
Revenue passenger miles (000)	3,966,602	3,718,923	6.7%
Available seat miles (000)	4,558,901	4,210,974	8.3%
Load factor	87.0%	88.3%	-1.3 pts.
Revenue passengers	3,283,266	3,131,183	4.9%
Departures	28,903	27,420	5.4%
Average stage length	1,104	1,093	1.0%
	Y-T-D 2015	Y-T-D 2014	% Change
Revenue passenger miles (000)	28,058,840	25,686,255	9.2%
Available seat miles (000)	32,810,570	30,177,569	8.7%
Load factor	85.5%	85.1%	0.4 pt.
Revenue passengers	23,555,460	21,732,319	8.4%
Departures	211,404	197,574	7.0%
Average stage length	1,095	1,092	0.3%
(1) The U.S. Department of Transportation considers on-time arrivals to be those domestic flights arriving within 14 minutes of schedule.
JetBlue is New York's Hometown Airline™, and a leading carrier in Boston, Fort Lauderdale-Hollywood, Los Angeles (Long Beach), Orlando, and San Juan. JetBlue carries more than 32 million customers a year to 90 cities in the U.S., Caribbean, and Latin America with an average of 900 daily flights. For more information please visit JetBlue.com.
CONTACTS
JetBlue Investor Relations
Tel: +1 718 709 2202
ir@jetblue.com
JetBlue Corporate Communications
Tel: +1 718 709 3089
corpcomm@jetblue.com